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


                          Transaction with DuPont
                              Press Conference
                               July 23, 2002


Remarks by J. Kelley Williams
-----------------------------
Our board of directors voted unanimously today upon management's recommendation to approve a transaction of ChemFirst with DuPont at a price of $29.20 per share cash. We expect it to close before yearend. We think this is a fair deal for our shareholders, employees, and other constituents. Here's why.

Shareholders judge a deal by price, currency, timing, and alternatives. Employees by impact on their jobs - security, pay, opportunity, working conditions, etc. Customers by effect on quality, reliability, price, innovation, and other attributes of products and services. Communities where we have a presence by changes in headquarters, headcount, payroll, civic and charitable support.


Shareholders. The price of 29.20 is 28% above yesterday's close and 99% of our all time high. This is the worst market in years. The DJ is 34% off its high, the NASDAQ is off 75%, and the S&P 500 47%. Our peers are well off their highs too. Some over 60%. This is a fair price that reflects current conditions and discounts future growth and risk. And the currency is cash. As a liquidity event for shareholders the timing could not be better.

This transaction originated as an unsolicited inquiry last fall. We did not pick the timing. However, we knew from experience that there are only a few potential acquirers for our entire company because of our diverse businesses. We have had other inquiries and discussions with other companies which were primarily interested in electronic chemicals. Since we thought an attractive sale or merger of the entire company would be good for shareholders, we decided to explore this possibility.

We recognized that the semiconductor industry was in recession. But we expected it to recover. We also expected our businesses to improve. And they have. We had a good Q1 and a better Q2. But the industry recovery has been slow and spotty. It's impossible to predict now when the upturn will come. So we concluded it would not be prudent to turn this offer down and hope for a possible future transaction that might have a better present value. I think our shareholders will be pleased with this bird in the hand.

Employees. We expect most subsidiary employees will keep their jobs since you will be needed to run the businesses. There will likely be significant cuts at headquarters. Maybe some cuts elsewhere too due to administrative duplication and overlap. But this transaction is not driven by cost cutting. We are a lean company. There just aren't that many costs to cut. It is driven by growth. Our businesses are complementary to and extensions of DuPont's businesses. We think DuPont intends to grow these businesses. So there should be career and growth opportunities with DuPont which has much greater resources to sustain and drive growth.

DuPont is known as a good company to work for. It is the industry leader in occupational health and safety and environmental responsibility. I appreciate your loyalty, integrity, creativity, and good work. I go back over thirty years with some of you. You deserve a good company. You are getting one of the best. If you do lose your job as a result of the transaction, you will receive severance payments which will be explained to you. Most of you are shareholders and will also benefit as shareholders from the transaction.

Customers. DuPont is well known to our customers and enjoys a premier reputation for quality, reliability, innovation, safety, environmental awareness, and competitiveness. Customers may have natural concerns about the transaction transition and operational integration and expect it to go smoothly with no disruptions. DuPont is very experienced in such matters. And they have conducted extensive and exhaustive due diligence of our operations. They know what we have and what needs to be done for a smooth transition. I expect it to be routine.

Communities. DuPont is a good corporate citizen as we have tried to be. I expect DuPont will continue to be involved in and supportive of the communities where we have a presence as we have been. There should be little change at most locations. However, it will be different at corporate headquarters in Jackson. DuPont may maintain a presence here. But it will not be an independent NYSE company headquarters.

ChemFirst and before that First Mississippi has been a major supporter of community activities and charities. It was one of the first companies in Mississippi to form and fund a foundation to support education and community projects. Its employees have been involved in service and leadership roles in business, civic, and political affairs. It was the first company chartered in Mississippi to be listed on the New York Stock Exchange and to be included in the S&P 500. It had the highest return to shareholders of all listed U.S. companies in the decade of the 70's. And it has generated a compound annual return to investors of about 12.4% since it was founded 45 years ago by Owen Cooper and LeRoy Percy to help promote business and industry in Mississippi. This return which does not include dividends compares to 8.1% for the S&P 500 and 7.4% for the Dow over the same period. ($1000 invested in our company at founding would be worth $187,420 today.) Not bad in any league.

I would like to think the company will be missed. But to everything there is a season - a time to keep and a time to cast away. I am grateful for my 35 years with the company and am proud of my association with you and of what all of us who have worked at First Mississippi and ChemFirst have accomplished.

                           QUESTIONS AND ANSWERS

Question:

Of the 480 employees now with the company, how many of those are in Pascagoula and how many are in Jackson?

Answer:

About 50 in Jackson and about 150 in Pascagoula.

Question:

I talked to Peter Ricchuiti (Director of Research at Burkenroad Reports at Tulane University in New Orleans) earlier today and he said, "thanks for making his (fund/firm/research?) look so good. An all cash exchange will make it look even better. For the past few years, since ChemFirst bought EKC it has had two sides to the company - a low profit margin, high volume business and a low volume, high profit margin business. Were there discussions of following any further restructuring in the company that would have spun off the electronic chemicals?

Answer:

For the last several years we've been trying to make the company simpler, and better, not necessarily bigger and we've pretty much accomplished that, ending up with two major lines of business - the electronic chemical business and the polyurethane business. The polyurethane business is a good business by most any yardstick, but it's not a glamour business. It has generated good returns and good cash flow which we have used to fund and support the growth of electronic chemicals which is a glamour business. There have been lots of companies who've been interested in our electronic chemicals business. When we first received an inquiry from DuPont last fall, they were interested in all our businesses. Since we thought we could generate a good deal for shareholders by the investigation of the sale of the entire company as opposed to a part of the company, we decided to enter into discussion with DuPont and negotiations which have culminated in this transaction.

Question:

The company has a balance of about 90 million in debts - how does that work in the purchase price?



Answer:

Well, it's not quite that much. The cash would obviously be netted against the stock price and price of the transaction.

We'd like basically your thoughts on the growth of this company and the things you've been able to accomplish to look attractive to a company like DuPont. What is it about ChemFirst that has made it so successful.



         We have two very effective businesses. Our electronic chemicals business and our polyurethane business. DuPont was interested in both of these businesses. The electronic chemicals business is a fast growth glamour business. Our polyurethane business where we supply aniline from Pascagoula to Bayer and other manufacturers of MDI is a good business; a solid business but you wouldn't call it a glamour business. DuPont likes them both. (?)

As far as changes here at the headquarters and at your other companies - what could happen after the purchase?

         ChemFirst is a NYSE company. This is the headquarters. If this transaction is approved by shareholders ChemFirst will be acquired by DuPont and it will be a wholly owned subsidiary of DuPont and it will no longer be headquarters of an independent NYSE company. As a result we think there will be a reduction in the number of people employed here. DuPont may maintain a presence here, but as I said, it will no longer be an independent NYSE company.

                        * * * * * * * * * * * * * *

In connection with the transaction discussed in this press conference, ChemFirst Inc. intends to file a proxy statement with the Securities and Exchange Commission. Security holders are urged to read the proxy statement when it becomes available because it will contain important information. Security holders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the Securities and Exchange Commission concerning ChemFirst, at the Securities and Exchange Commission's web site at http://www.sec.gov. Security holders of ChemFirst Inc. may also obtain for free the proxy statement filed by ChemFirst Inc. with the Securities and Exchange Commission in connection with the transaction by directing a request to ChemFirst Inc., Attention: Investor Relations Department, P.O. Box 1249, Jackson, MS 39215-1249, (601) 949-0213.

ChemFirst Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ChemFirst shareholders with respect to the transaction. Information regarding these directors and executive officers and their ownership of ChemFirst common stock is contained in ChemFirst Inc.'s proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 25, 2002, in connection with the 2002 annual meeting ChemFirst shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the transaction when it becomes available.